Exhibit 99.1

The TriZetto Group, Inc.

Potential One-Time, Non-Cash Charge in Second Quarter of 2007

Questions and Answers

Prepared as of July 30, 2007

What caused the potential one-time, non cash charge in the second quarter of 2007?

At the time of our April 17, 2007 convertible notes offering, we entered into hedging transactions, including the sale of warrants to three investment banks entitling them to acquire shares of our common stock if the market price on certain exercise dates in 2012 exceeds a specified price. It is customary to limit the maximum shares issuable under such warrants to some multiple of the original number of shares underlying such warrants, because the shares ultimately issuable may be increased as a result of certain corporate events, such as stock splits.

In the original documentation for the warrants issued by TriZetto in the second quarter, the maximum shares initially issuable was capped in error at 31.4 million shares (3 times the shares currently underlying the warrants), which is 8.4 million more than the total number of our authorized and unissued shares not reserved for other purposes. Thus, it theoretically was possible, although very unlikely, that we could have been contractually required, based on the original documentation of the warrants, to issue approximately 8.4 million more shares upon exercise than are currently authorized.

Is this an ongoing issue for TriZetto?

No. On July 26th, we entered into letter agreements with each warrant holder to correct the error and to retroactively amend the maximum shares issuable under the warrants to an amount below our total authorized and unissued shares.

What is the accounting impact of this error?

As a result of the documentation error, and due to very complex accounting rules, we may be required to value and book in the second quarter of 2007 a derivative security relating to the amount by which the maximum shares theoretically issuable under the original documentation for the warrants exceeds our authorized number of shares outstanding. If recorded, this security must be marked-to-market, potentially resulting in a non-cash charge to our net income for the second quarter.

We currently estimate that a one-time, non-cash charge of between $300,000 and $6.7 million may need to be recorded in the second quarter. If such a charge is recorded, we expect to record a roughly equivalent offsetting one-time, non-cash gain in the third quarter of this year. We expect to finalize, book and disclose our position on any charge and offset prior to filing our 10-Q for the second quarter. Because we have remedied the error by amending the warrant documentation, we do not expect any additional adjustments of this type beyond the third quarter of 2007.

When was this issue discovered?

This issue was discovered by us on Wednesday, July 25, 2007, in connection with routine quarterly independent accountant review procedures.